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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 1)
                             -----------------------

                             MANUGISTICS GROUP, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.002 PER SHARE
                         (Title of Class of Securities)

                                    565011103
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE CORPORATION
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                JANUARY 18, 2001
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
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565011103                                                 PAGE  2  OF 10  PAGES
----------------------------                      ------------------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,878,529
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          2,878,529
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,878,529
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

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565011103                                                 PAGE  3  OF 10  PAGES
----------------------------                      ------------------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 49, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,878,529
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          2,878,529
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,878,529
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

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565011103                                                 PAGE  4  OF 10  PAGES
----------------------------                      ------------------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  General Atlantic Partners 57, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,878,529
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          2,878,529
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,878,529
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

----------------------------                      ------------------------------
565011103                                                 PAGE  5  OF 10  PAGES
----------------------------                      ------------------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP Coinvestment Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,878,529
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          2,878,529
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,878,529
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

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565011103                                                 PAGE  6  OF 10  PAGES
----------------------------                      ------------------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

                  OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        2,878,529
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          2,878,529
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,878,529
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      [_]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  4.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

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565011103                                                 PAGE  7  OF 10  PAGES
----------------------------                      ------------------------------

                         AMENDMENT NO. 1 TO SCHEDULE 13D
                         -------------------------------

                  This Amendment No. 1 to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated as of December 29, 2000 (the "Original 13D"), with respect to shares of common stock, par value $0.002 per share (the "Common Stock") of Manugistics Group, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Original 13D.

ITEM 1.  SECURITY AND ISSUER.

                  Unchanged.

ITEM 2.  IDENTITY AND BACKGROUND.

                  Unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                  Unchanged.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  Item 5 is hereby amended and restated in its entirety as follows:

                  (a) As of the date hereof, GAP, GAP 49, GAP 57, GAPCO and GAPCO II each own of record no shares of Common Stock, 1,055,585 shares of Common Stock, 1,308,711 shares of Common Stock, 248,648 shares of Common Stock and 265,585 shares of Common Stock, respectively, or 0%, 1.6%, 2.0%, 0.4% and 0.4%, respectively, of the Company's issued and outstanding shares of Common Stock.

                  By virtue of the fact that the GAP Managing Members (other than Mr. Esser) are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, and that GAP is the general partner of GAP 49 and GAP 57, the Reporting Persons may be deemed to share voting power and the

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565011103                                                 PAGE  8  OF 10  PAGES
----------------------------                      ------------------------------

power to direct the disposition of the shares of Common Stock which each owns of record. Accordingly, as of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 2,878,529 shares of Common Stock or 4.4% of the Company's issued and outstanding shares of Common Stock.

                  (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 2,878,529 shares of Common Stock that may be deemed to be owned beneficially by each of them.

                  (c) On January 18, 2001, (i) GAP 49 sold an aggregate of 351,861 shares of Common Stock, at a price per share of $41.00, for an aggregate purchase price of $14,426,301, (ii) GAP 57 sold an aggregate of 436,237 shares of Common Stock, at a price per share of $41.00, for an aggregate purchase price of $17,885,717, (iii) GAPCO sold an aggregate of 82,882 shares of Common Stock, at a price per share of $41.00, for an aggregate purchase price of $3,398,162 and (iv) GAPCO II sold an aggregate of 88,529 shares of Common Stock, at a price per share of $41.00, for an aggregate purchase price of $3,629,689.

                  (d) No person other than the persons listed is known to have the right or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.


                  (e) As of January 18, 2001, the Reporting Persons no longer beneficially own more than 5% of the Common Stock of the Company.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

                  Unchanged.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

                  Exhibit 1: Agreement relating to the filing of joint acquisition statements as required by Rule

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565011103                                                 PAGE  9  OF 10  PAGES
----------------------------                      ------------------------------

                                    13d-1(k)(1) under the Securities Exchange
                                    Act of 1934, as amended.

                  Exhibit 2: Power of Attorney, dated January 3, 2001, appointing Thomas J. Murphy Attorney-In-Fact for GAP.

                  Exhibit 3: Power of Attorney, dated January 3, 2001, appointing Thomas J. Murphy Attorney-In-Fact for GAPCO.

                  Exhibit 4: Power of Attorney, dated January 3, 2001, appointing Thomas J. Murphy Attorney-In-Fact for GAPCO II.

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565011103                                                 PAGE  10 OF 10  PAGES
----------------------------                      ------------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of January 22, 2001.


                                   GENERAL ATLANTIC PARTNERS, LLC

                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:    Thomas J. Murphy
                                        Title:   Attorney-In-Fact


                                   GENERAL ATLANTIC PARTNERS 49, L.P.

                                   By:  General Atlantic Partners, LLC,
                                        Its general partner

                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:    Thomas J. Murphy
                                        Title:   Attorney-In-Fact


                                   GENERAL ATLANTIC PARTNERS 57, L.P.

                                   By:  General Atlantic Partners, LLC,
                                        Its general partner

                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:    Thomas J. Murphy
                                        Title:   Attorney-In-Fact


                                   GAP COINVESTMENT PARTNERS, L.P.

                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:    Thomas J. Murphy
                                        Title:   Attorney-In-Fact


                                   GAP COINVESTMENT PARTNERS II, L.P.

                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:    Thomas J. Murphy
                                        Title:   Attorney-In-Fact